UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):
November 2, 2009

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	01-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2009, the Board of Directors (the “Board”) of Consolidated-Tomoka Land Co. (the “Company”), following the recommendation of the Compensation and Stock Option Committee (the “Committee”) of the Board, amended the Annual Executive Cash Bonus Criteria for the fiscal year ending December 31, 2009 (the “Cash Bonus Plan”) that had been adopted and approved by the Board on January 28, 2009.

Modification of the Cash Bonus Plan reflects the following:

•	operating losses from self-development projects will be calculated in basic earnings per share (“EPS”) and will reduce current EPS and potential bonuses under the Cash Bonus Plan;

•
if a participant had received a prior bonus under the Cash Bonus Plan based on an increase in land value, that increased land value would become the new adjusted land basis when determining any subsequent equivalent EPS for bonuses under the Cash Bonus Plan;

•
although bonuses are not normally awarded at earnings levels of less than $1.50 per share, upon recommendation of the Compensation Committee, the Board of Directors, in its discretion, may also award discretionary cash bonuses to participants whose performance is determined to have been outstanding during the plan year or otherwise merits a special one-time cash bonus.

•
the Committee reviews CEO recommendations regarding bonuses to be awarded to other participants under the Cash Bonus Plan and makes its recommendations to the Board for final approval. The Committee also recommends to the Board any bonus to be awarded to the CEO under the Cash Bonus Plan; and

•
the Board may, upon the recommendation of the Committee, award discretionary cash bonuses under the Cash Bonus Plan to participants whose performance is determined to have been outstanding during the plan year or otherwise merits a special one-time cash bonus.

The description of the revisions to the Cash Bonus Plan contained herein is a summary of the material amendments to the Cash Bonus Plan, does not purport to be complete, and is qualified in its entirety by reference to the Cash Bonus Plan. A copy of the Cash Bonus Plan is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1           Annual Executive Cash Bonus Criteria

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 2, 2009

Consolidated-Tomoka Land Co.

By:     /s/William H. McMunn
William H. McMunn, President and Chief Executive Officer